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                                 CERTIFICATE OF
                                    AMENDMENT
                       (Pursuant to NRS 78.385 and 78.390
                                 CERTIFICATE OF
                                    AMENDMENT
                       (Pursuant to NRS 78.385 and 78.390
                                                         Office Use Only:
                                   Dean Heller
                               Secretary of State

                             202 North Carson Street
                         Carson City, Nevada 89701-4201


              Certificate of Amendment to Articles of Incorporation
              -----------------------------------------------------
                         For Nevada Profit Corporations
                         ------------------------------
          (Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)
                             - Remit in Duplicate -

1.   Name  of  corporation:

     PARAGON  POLARIS  STRATEGIES.COM  INC.


2. The articles have been amended as follows (provide article numbers, if available):

(A) Article I of the Articles of Incorporation be hereby replaced as follows:

                                    ARTICLE I

     The  name  of  the  corporation  is  ICOWORKS  INC.


(B) Article IV of the Articles of Incorporation be hereby replaced as follows:

                                   ARTICLE IV
                                  Capital Stock

     The aggregate number of shares that the Corporation will have authority to issue is One Hundred Ten Million (110,000,000), of which One Hundred Million (100,000,000) shares will be common stock, with a par value of $0.001 per share (the "Common Stock"), and Ten Million (10,000,000) shares will be preferred stock, with a par value of $0.001 per share (the "Preferred Stock").

     The Preferred Stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following.

     (a) The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

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     (b)  Whether  shares  may be redeemed, and, if so, the redemption price and the  terms  and  conditions  of  redemption;

     (c) The amount payable upon shares in the event of voluntary or involuntary liquidation;

     (d) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

     (e) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

     (f) Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share for share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and

     (g) Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

     The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, payable to holders of Preferred Stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

     In the even of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.


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     No shareholder of the Corporation shall have the right of cumulative voting at  any  election  of  directors  or  upon  any  other  matter.

     No holder of securities of the Corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any securities of the Corporation now or hereafter authorized to be issued, or securities held in the treasury of the Corporation, whether issued or sold for cash or other consideration or as a share dividend or otherwise. Any such securities may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:*

         56%
______________________

* if any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.


4.   Officer  Signatures  (Required):

     /s/ Samuel Lau                           /s/ Robert Foo
     ____________________________             ____________________________



IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.
                   Nevada Secretary of State Form 78.385 PROFIT AMENDMENT1999.01
                                                           Revised on:  07/21/01




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